Filed pursuant to Rule 433(d)
Registration Statement No. 333-130966-03

FINAL TERM SHEET, dated April 7, 2008

$643,870,000
John Deere Owner Trust 2008
Issuing Entity

$197,800,000	Class A-1	2.74080% Asset Backed Notes
$194,800,000	Class A-2	3.63% Asset Backed Notes
$151,270,000	Class A-3	4.18% Asset Backed Notes
$100,000,000	Class A-4	4.89% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$197,800,000	$194,800,000	$151,270,000	$100,000,000
Per Annum Interest Rate	2.74080%	3.63%	4.18%	4.89%
Final Scheduled Payment Date	May 8, 2009	March 15, 2011	June 15, 2012	March 16, 2015
Initial Public Offering Price	100.000000%	99.988685%	99.992565%	99.972528%
Ratings (Moody’s/S&P)	Prime-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning May 15, 2008 (subject to the business day convention)	Monthly, beginning May 15, 2008 (subject to the business day convention)	Monthly, beginning May 15, 2008 (subject to the business day convention)	Monthly, beginning May 15, 2008 (subject to the business day convention)
Weighted Average Life(2)	0.41	1.25	2.33	3.43(3)
CUSIP	477878 AA0	477878 AB8	477878 AC6	477878 AD4

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(2)	Pricing speed: 16% CPR
(3)	Pricing speed: 16% CPR (with a 10% clean-up call)

Trade Date: April 7, 2008.
Expected Settlement Date: April 16, 2008.
Initial Note Value: $ 653,678,817 (discount rate: 6.957%)
Certificate Principal Amount: $ 9,808,817
Initial Reserve Account Deposit: $ 8,170,985
Specified Reserve Account Balance: $ 9,805,182

Merrill Lynch & Co.				JPMorgan
Banc of America Securities LLC
BNP PARIBAS
Deutsche Bank Securities
RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.